SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                    INNOVATIVE GAMING CORPORATION OF AMERICA
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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


                    INNOVATIVE GAMING CORPORATION OF AMERICA
                              4725 AIRCENTER CIRCLE
                               RENO, NEVADA 89502

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 28, 1999

                               ------------------


TO THE SHAREHOLDERS OF INNOVATIVE GAMING CORPORATION OF AMERICA:

Please take notice that the Annual Meeting of Shareholders of Innovative Gaming Corporation of America will be held, pursuant to due call by the Board of Directors of the Company at the Company's headquarters at 4725 Aircenter Circle, Reno, Nevada 89502 on Friday, May 28, 1999, at 10:00 a.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

         1.       To elect five directors.

         2. To transact any other business as may properly come before the meeting or any adjournments thereof.

         Pursuant to due action of the Board of Directors, shareholders of record on April 1, 1999, will be entitled to vote at the meeting or any adjournments thereof.

         A PROXY FOR THE MEETING IS ENCLOSED. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                       By Order of the Board of Directors

                                       INNOVATIVE GAMING CORPORATION OF AMERICA




                                       Scott H. Shackelton
                                       Secretary

April 23, 1999

                    INNOVATIVE GAMING CORPORATION OF AMERICA

                              4725 AIRCENTER CIRCLE
                               RENO, NEVADA 89502

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------


                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  MAY 28, 1999


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Innovative Gaming Corporation of America (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held May 28, 1999. The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was April 23, 1999. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on April 1, 1999 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof.


                              VOTING SECURITIES AND
                            PRINCIPAL HOLDERS THEREOF

         The Company has outstanding one class of voting securities, Common Stock, $0.01 par value, of which 7,301,175 shares were outstanding as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on all matters put to a vote of shareholders.

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 23, 1999, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, each of the following persons has sole voting and investment power with respect to the shares of Common Stock set forth opposite their respective names.

NAME OF BENEFICIAL OWNER                            NUMBER      PERCENT OF CLASS
------------------------                            ------      ----------------

Edward G. Stevenson............................   263,000(1)                 3.5

Lyle Berman ...................................    33,000(2)                  *

Barrett V. Johnson.............................    25,000(3)                  *

Scott H. Shackelton............................    60,000(4)                  *

Ronald R. Zideck...............................     1,000(5)                  *

Ronald A. Johnson..............................       0                       *

Leo V. Seevers.................................       0                       *

All executive officers and directors as a
group (seven persons)..........................   382,000(6)                 5.0

--------------------
*   Less than 1%.

(1) Includes 258,000 shares that such person has the right to acquire within 60 days.

(2) Does not include 325,000 shares of Common Stock and 102,500 shares of Common Stock issuable upon exercise of a warrant (the "Warrant") beneficially owned by Lakes Gaming, Inc. ("Lakes") of which Mr. Berman disclaims beneficial ownership. Mr. Berman is Chairman of the Board and a principal shareholder of Lakes. On April 22, 1999, the Company redeemed 700,000 shares of the Company's Common Stock beneficially owned by Lakes for $1.25 per share in exchange for a Convertible Note in the principal amount of $875,000 and a warrant to purchase 87,500 shares of the Company's Common Stock. See "Related Party Transactions."

(3) Includes 25,000 shares that such person has the right to acquire within 60 days.

(4) Includes 55,000 shares that such person has the right to acquire within 60 days.

(5)      Mr. Zideck has shared voting rights with his spouse.

(6) Includes 338,000 shares that such persons have the right to acquire within 60 days.

                              ELECTION OF DIRECTORS

         Five directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Shareholders, or until his successor is elected and qualified. The persons listed below are now serving as directors of the Company and have consented to serve as a director, if elected. The Board of Directors proposes for election the following nominees:

         EDWARD G. STEVENSON, age 52, has been Chairman of the Board since June 1998 and Chief Executive Officer and a director of the Company since February 1996 and served as President from February 1996 to October 1998. Prior to joining the Company, Stevenson served as President and Chief Operating Officer of Little Six, Inc. d/b/a Mystic Lake Casino in Prior Lake, Minnesota from January 1995 to March 1996. From 1988-1991 and from October 1992 to January 1995, Mr. Stevenson was President of CMS International/Summit Casinos of Reno, Nevada. From June 1991 to October 1992, Mr. Stevenson served as President of the Gaming Operations Division for International Game Technology.

         LYLE BERMAN, age 57, has served as a director of the Company since December 1992. Mr. Berman has been Chairman of the Board of Lakes since its inception in June 1998 and Chairman of the Board of its predecessor, Grand Casinos, Inc. since October 1991, and Chief Executive Officer of Grand Casinos, Inc. from October 1991 through March 1998. Mr. Berman has been Chairman of the Board and Chief Executive Officer of Rainforest Cafe, Inc. since February 1994. Mr. Berman is also a director of G-III Apparel Group Ltd., New Horizon Kids Quest, Inc., Park Place Entertainment Corporation and Wilson's-The Leather Experts, Inc. Mr. Berman had been Chief Executive Officer of Stratosphere Corporation from July 1994 through July 1997 and Chairman from July 1996 through July 1997. Stratosphere Corporation filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in January 1997.

         RONALD R. ZIDECK, age 61, served as a director of the Company from September 1997 to May 1998 and has been a director of the Company since April 1999. Mr. Zideck was the managing partner of the Nevada office of Grant Thornton LLP from 1981 to 1997, and specializes in audit and regulatory reporting for the gaming industry. He served on Grant Thornton LLP's National Executive Committee from 1991 to 1997. Mr. Zideck has also served on the Board of Directors of Harveys Casino Resorts, which owned and operated casino resorts in Nevada, Colorado and Iowa, and joined the Board of Directors of Comstock Bancorp in December 1997.

         RONALD A. JOHNSON, age 58, has been a director of the Company since April 1999. Mr. Johnson has been a CPA for 35 years, licensed in California and Nevada. He was the Managing Partner of Chanslor, Barbieri, & DeWhitt and a Partner in the national firm of McGladrey & Pullen LLP. Formerly, Mr. Johnson was President of Jazz Enterprises, and Chief Financial Officer and director of Lodging & Gaming Systems. Mr. Johnson is currently on the Board of Directors of Sierra West Bank, a Director of Burgarello Alarm, Trustee Emeritus of the University of Nevada, Reno Foundation, and a self-employed CPA and financial advisor.

         LEO V. SEEVERS, age 59, has been a director of the Company since April 1999. Mr. Seevers most recently was an Executive Vice President for Pioneer Citizens Bank of Nevada from 1989 through 1998. Formerly, Mr. Seevers was a Senior Vice President of First Interstate of Nevada. Mr. Seevers presently serves on the Board of Directors of several non-profit organizations.

PROXIES AND VOTING

         The affirmative vote of the holders of the greater of: a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors; or b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the nominees named above. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

         All shares represented by proxies will be voted for the election of the foregoing nominees unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors.

                             EXECUTIVE COMPENSATION

         The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the most highly compensated officers other than the Chief Executive Officer.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                                   -------------------                              LONG-TERM
                                                         SALARY                     OTHER ANNUAL   COMPENSATION
                                                      COMPENSATION       BONUS(1)   COMPENSATION    SECURITIES
                                          FISCAL      ------------       --------   ------------    UNDERLYING
  NAME AND PRINCIPAL POSITION              YEAR             $                $            $          OPTIONS
  ---------------------------              ----             -                -            -          -------
Edward G. Stevenson (2)                    1998         250,962           70,000        6,000       300,000(3)
  Chairman of the Board and
  Chief Executive Officer                  1997         251,000           70,000        6,000         - 0 -

                                           1996         208,974            - 0 -        5,000       300,000(4)


Scott H. Shackelton (5)                    1998         135,519           15,000        5,700       120,000(3)
  Chief Financial Officer
                                           1997         136,000            - 0 -        5,700        60,000(4)

                                           1996          76,284            - 0 -        3,325        60,000(4)


Barrett V. Johnson(6)                      1998         137,192           15,000        5,300       100,000(3)
  President and Chief Operating Officer

-------------------------
(1)      Bonuses were determined under the Company's Management Incentive Plan.

(2)      Mr. Stevenson began his employment with the Company in February 1996.

(3) Includes options granted in exchange for previously granted options which were canceled in connection with the issuance of replacement grants in Fiscal 1998. See "Option Grants in Fiscal 1998."

(4) These options have been canceled in connection with the issuance of replacement grants in Fiscal 1998. See "Option Grants in Fiscal 1998."

(5)      Mr. Shackelton began his employment with the Company in June 1996.

(6) Mr. Johnson began his employment with the Company in January 1998 and became President and Chief Operating Officer in October 1998.

                          OPTION GRANTS IN FISCAL 1998

         The following table sets forth certain information concerning the grant of stock options to the Company's executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1998 ("Fiscal 1998".)

                                           PERCENT OF                                    POTENTIAL REALIZABLE
                           NUMBER OF     TOTAL OPTIONS                                     VALUE AT ASSUMED
                             TOTAL         GRANTED TO                                   ANNUAL RATES OF STOCK
                           SECURITIES     EMPLOYEES IN                                  PRICE APPRECIATION FOR
                           UNDERLYING     FISCAL YEAR      EXERCISE                       OPTION TERM (1)($)
                            OPTIONS      -------------     OR BASE       EXPIRATION     ----------------------
NAME                      GRANTED (#)         (%)        PRICE ($/SH)       DATE          5%            10%
----                      -----------         ---        -------------      ----          --            ---
Edward G. Stevenson        300,000(2)        34.7           $1.00        12/29/2008    $188,668       $478,123

Scott H. Shackelton        120,000(2)        13.9           $1.125       12/14/2008      85,278        216,111

Barrett V. Johnson          50,000(3)         5.8           $2.69        01/19/2008      84,586        214,358
                            50,000(3)         5.8           $2.00        10/01/2008      62,889        159,374
                           100,000(2)        11.6           $1.125       12/14/2008      71,065        180,093

-------------------------
(1) Amounts shown in these columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), multiplying the result by the number of shares covered by the options, and subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) Such options were issued as replacement grants in December 1998 in exchange for options previously issued. These replacement grants were issued at an exercise price equal to market value of the Company's Common Stock on such date. In each case, the replacement grant of options were subject to a new vesting schedule, whereby the shares that had already vested remain vested and the vesting date of one half of all unvested options was extended by 12 months.

(3) These options were canceled in connection with the issuance of replacement grants in December 1998.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

         The following table summarizes information with respect to options held by the executive officers named in the Summary Compensation Table and the value of the options held by such persons at the end of Fiscal 1998.

                                                                                     VALUE OF
                                                           NUMBER OF            UNEXERCISED IN-THE-
                                                    UNEXERCISED OPTIONS AT         MONEY OPTIONS
                                                          FY-END (#)               FY-END ($)(1)
                                                          ----------              --------------
                         SHARES         VALUE
                       ACQUIRED ON     REALIZED      EXER-        UNEXER-       EXER-      UNEXER-
NAME                    EXERCISE #        $         CISABLE       CISABLE      CISABLE     CISABLE
----                    ----------       --         -------       -------      -------     -------
Edward G. Stevenson        --            --         258,000       42,000          --          --

Scott H. Shackelton        --            --          50,000       70,000          --          --

Barrett V. Johnson         --            --          20,000       80,000          --          --

-------------------------
(1) Based upon the closing sales price as reported on the Nasdaq National Market System, of the Company's Common Stock on December 31, 1998.

STOCK OPTION REPRICING

         The following table summarizes stock options granted to the executive officers of the Company that have been repriced during the past ten fiscal years.

                            TEN-YEAR OPTION REPRICING

                                                                                             LENGTH OF
                                     NUMBER OF       MARKET                                  ORIGINAL
                                    SECURITIES      PRICE OF      EXERCISE                  OPTION TERM
                                    UNDERLYING      STOCK AT      PRICE AT        NEW      REMAINING AT
                                      OPTIONS       TIME OF       TIME OF       EXERCISE      DATE OF
NAME                       DATE      REPRICED      REPRICING     REPRICING       PRICE       REPRICING
----                       ----      --------      ---------     ---------       -----       ---------
Edward G. Stevenson      12/29/98     300,000        $ 1.00       $  4.75      $  1.00     7 yrs. 2 mos.

                         10/8/96      300,000        $ 4.75       $  7.50      $  4.75     9 yrs. 4 mos.

Scott H. Shackelton      12/14/98      60,000        $1.125       $  4.75       $1.125     7 yrs. 10 mos.

                         12/14/98      60,000        $1.125       $  4.13       $1.125     8 yrs. 7 mos.

Barrett V. Johnson       12/14/98      50,000        $1.125       $  2.69       $1.125     9 yrs 1 mos.

                         12/14/98      50,000        $1.125       $  2.00       $1.125     9 yrs. 10 mos.

Barry Fentz(1)           1/5/95        75,000        $ 4.00       $  6.00      $  4.00     8 yrs. 8 mos.

                         1/5/95        20,000        $ 4.00       $  6.00      $  4.00     9 yrs. 6 mos.

-------------------------
(1)      Mr. Fentz resigned from the Company effective July 15, 1996.

         The Company's Compensation Committee of the Board of Directors (the "Compensation Committee") believes that stock options play an extremely important role in attracting and retaining talented executives, and motivating them to perform up to their full potential. The Company's Compensation Committee decided to offer all employees of the Company, including the named executive officers above, the option of exchanging existing options issued to such optionee with new options with new terms in December 1998. In each case, the replacement grants were issued at an exercise price equal to the fair market value of the Company's Common Stock on such date. In each case, the replacement grant of stock options were subject to a new vesting schedule whereby the shares that had already vested remained vested and the vesting date of one-half of all unvested options was extended by 12 months.

         These offers by the Compensation Committee were in response to a precipitous decrease in the market price of the Company's Common Stock to a level which, in the opinion of the Compensation Committee, had the effect of eliminating substantially all the incentive value of such stock options. The Compensation Committee concluded, that short-term financial performance considerations should not unduly influence long-term compensation strategies. The Compensation Committee believes that stock options play an extremely important role in attracting and retaining talented executives, and motivating them to perform up to their full potential. Accordingly, the

Compensation Committee determined that the issuance of replacement options at the current market value was both necessary and consistent with its strategy of providing executives with tangible long-term performance incentives.


                           RELATED PARTY TRANSACTIONS

         On April 21, 1999, the Company and Lakes entered into a Stock Redemption Agreement pursuant to which the Company agreed to redeem 700,000 shares of the Company's Common Stock beneficially owned by Lakes (the "Lakes Redemption") in exchange for a convertible note (the "Note") and a warrant to acquire 87,500 shares of Common Stock (the "Warrant"). Mr. Berman, a director of the Company, is Chairman of the Board and a significant shareholder of Lakes. Prior to the Lakes Redemption, Lakes beneficially owned 15.2% of the Company's outstanding Common Stock. The Company's Board of Directors believed it would improve the Company's ability to obtain timely licensing in certain key gaming jurisdictions if Lakes beneficially owned 4.9% or less of the Company's outstanding Common Stock.

         Pursuant to the Lakes Redemption, which was consummated April 22, 1999, the Company issued the Note with a principal amount of $875,000, convertible into Common Stock at $1.25 per share, the closing sales price of the Company's Common Stock on the day immediately prior to the date of the consummation of the Lakes Redemption. The Note is not convertible until April 22, 2000 and is unsecured. The Company may require conversion of all or a portion of the principal amount of the Note after April 22, 2000. Principal and interest on the Note, which is five percent (5%) per annum, is due April 22, 2004. The Note also provides that Lakes has the same status as a Common Stock shareholder in liquidation in the event of bankruptcy of the Company.

         The Warrant has a term of three years and an exercise price of $1.25 per share, the closing sales price of the Company's Common Stock on the date of the consummation of the Lakes Redemption. Neither the Note may be converted nor the Warrant exercised if, immediately following such conversion or exercise, as the case may be, Lakes would beneficially own in excess of 4.9% of the Company's outstanding Common Stock. Both the Note and the Warrant have "piggyback" registration rights that require the Company to register such shares in the event that the Company files certain types of registration statements with the Securities and Exchange Commission.


                              EMPLOYMENT AGREEMENTS

         In February 1996, the Company entered into a three year employment agreement with Edward G. Stevenson pursuant to which Mr. Stevenson has served the Company as President and Chief Executive Officer. Mr. Stevenson was named Chairman of the Board in June 1998. Pursuant to such agreement, Mr. Stevenson received an annual base salary of $250,000 and was eligible for an annual bonus of up to 25% of his base salary as determined by the Company's Board of Directors. In addition, Mr. Stevenson was eligible for an annual bonus of up to 25% of his base salary, the exact amount to be determined pursuant to a profit formula to be determined by the Compensation

Committee of the Company's Board of Directors. Pursuant to such agreement, the Company paid Mr. Stevenson bonuses of $70,000 in Fiscal 1997, $70,000 in Fiscal 1998 and no bonus in Fiscal 1996. Mr. Stevenson was also granted 300,000 options to purchase shares of the Company's Common Stock at $7.50 per share. 50,000 of such options vested on February 15, 1996 and the balance vested over three years on a pro-rata basis beginning February 15, 1997. The exercise price of such stock options were repriced in October 1996 to $4.75 per share and were repriced in December 1998 to $1.00 per share. Upon termination "without cause," Mr. Stevenson is entitled to the greater of his base salary for 12 months or the base salary for the balance of the remaining term of such employment agreement. Mr. Stevenson has agreed not to compete with the Company while employed by the Company and the period during which severance is paid, if any. The Company and Mr. Stevenson entered into a new three year Employment Agreement on substantially the same terms in January 1999.

         In June 1996, the Company entered into an employment agreement with Scott H. Shackelton pursuant to which Mr. Shackelton serves the Company as Vice President of Finance, Chief Financial Officer and Secretary. The agreement had an initial term of two years and provides for automatic renewal for successive one year terms after June 1998. Pursuant to such agreement, Mr. Shackelton receives an annual base salary of $135,000 and is eligible to receive an annual bonus or merit increase of up to 25% of his base salary, the exact amount to be determined by the Company's Board of Directors. Mr. Shackelton is also eligible to receive an additional bonus of up to 25% of his current base salary each year, the exact amount to be determined pursuant to a profit formula to be determined by the Compensation Committee of the Company's Board of Directors. Mr. Shackelton was paid a bonus of $15,000 in Fiscal 1998 and no bonus in Fiscal 1996 and 1997 pursuant to this provision. Mr. Shackelton was also granted 60,000 options pursuant to such agreement to purchase shares of the Company's Common Stock at $4.75 per share. Ten thousand (10,000) of such options vested on August 21, 1996, and the balance of such options vest over five years on a pro-rata basis beginning June 10, 1997. An additional 60,000 options to purchase shares of the Company's Common Stock at $4.13 per share were granted on July 24, 1997 in lieu of any bonus payment. These options were repriced in December 1998 to $1.125 per share. Upon termination "without cause" Mr. Shackelton is entitled to the greater of his base salary for twelve (12) months or the base salary for the remaining term of such employment agreement. Mr. Shackelton has agreed not to compete with the Company while employed by the Company and the period during which severance is paid, if any.

         In January 1998, the Company entered into an employment agreement with Barrett V. Johnson pursuant to which Mr. Johnson served the Company as Vice President of Engineering. The agreement had an initial term of two years. Pursuant to such agreement, Mr. Johnson receives an annual base salary of $130,000 and is eligible to receive an annual bonus as determined by the Compensation Committee of the Company's Board of Directors. Mr. Johnson received a bonus of $15,000 in Fiscal 1998. Mr. Johnson was also granted 50,000 options pursuant to such agreement to purchase shares of the Company's Common Stock at $2.69 per share. Ten thousand (10,000) of such options vested January 19, 1998, and the balance of such options vest over four years on a pro-rata basis beginning January 19, 1999. These options were repriced in December 1998 to $1.125 per share. Upon termination "without cause" Mr. Johnson is entitled to payment of his base salary for a period of twelve months. Mr. Johnson has agreed not to compete with the Company while employed by the Company and for a period of twelve months following termination of such employment. In October 1998, the Company and Mr. Johnson entered into a new two year employment agreement pursuant to which Mr. Johnson serves the Company as President and Chief Operating Officer. Pursuant to the new employment agreement, Mr. Johnson receives an annual base salary of $180,000. The terms of the new employment agreement are otherwise substantially the same as the prior agreement. Mr. Johnson was granted an additional 50,000 options to purchase shares of the Company's Common Stock at $2.00 per share. These options were repriced in December 1998 to $1.125 per share. Ten thousand (10,000) of such options vested October 1, 1998, and the balance of such options vest over five years beginning October 1, 1999.

DIRECTOR COMPENSATION

         Directors who are not employees of the Company are paid an annual fee of $10,000, $1,000 for each Board meeting and $500 for each committee meeting they attend, provided that the maximum paid to such director per day will be the greater amount due for any single meeting in the case of multiple meetings attended. In 1997, the Company's Shareholders approved the 1997 Director Stock Option Plan pursuant to which 100,000 shares were reserved for issuance. No options were granted to Non-Employee directors in 1998. Pursuant to the 1997 Director Stock Option Plan, the Company has issued in April 1999, 20,000 options to each of Ronald M. Zideck, Ronald A. Johnson and Leo V. Seevers at an exercise price of $1.00 per share. Five thousand of such options vested immediately and the balance vest on a pro-rata basis on the first, second and third anniversaries of the date of grant. An additional 5,000 options to purchase shares of the Company's Common Stock will be granted annually to each Director beginning in the fourth year that they serve as a director of the Company. Mr. Berman has waived all such Director fees and stock options to date. Directors who are employees of the Company are not paid fees or additional remuneration for service as members of the Board or its Committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee presently consists of Lyle Berman. Paul A Bible, who resigned as a Director of the Company in December 1998, served on the Compensation Committee through December 1998. Messrs. Zideck and Seevers have been nominated for the Compensation Committee and will serve if elected to the Board of Directors at the 1999 Annual Meeting of Shareholders. Mr. Berman is Chairman of the Board of Lakes Gaming, Inc.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Decisions on compensation of the Company's executives generally have been made by the Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company for the year ended December 31, 1998, as they affected the Company's executive officers.

         -COMPENSATION COMMITTEE

         The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

         -EXECUTIVE OFFICER COMPENSATION

         There are three elements in the Company's executive compensation program, all determined by individual and corporate performance.

      *  Base salary compensation
      *  Annual incentive compensation
      *  Stock options

         Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

         -CASH COMPENSATION

         Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job. In the case of each of Edward G. Stevenson, the Chief Executive Officer, Barrett V. Johnson, the Chief Operating Officer, and Scott H. Shackelton, the Chief Financial Officer, the base compensation is governed pursuant to such executive's employment agreement with the Company.

         Annual incentive compensation for executives of the Company is based primarily on corporate operating earnings and revenue growth and the Company's positioning for future results, but also includes an overall assessment by the Compensation Committee of executive management's performance, as well as market conditions. The following cash bonuses were paid to the Company's executive officers in Fiscal 1998:

                      Edward G. Stevenson       $70,000
                      Barrett V. Johnson        $15,000
                      Scott H. Shackelton       $15,000

         The Compensation Committee recognizes that revenues decreased in 1998, a year that the Company continued to attempt to reposition itself in an intensely competitive and somewhat depressed gaming machine market. The Compensation Committee, however, felt that Mr. Stevenson's bonus was warranted, given his continued efforts to diversify the Company's product line. The Compensation Committee also believes that an executive should not be penalized because of an overall weak market for gaming-related stocks in 1998.

         -STOCK OPTIONS

         Awards of stock grants under the Company's 1992 Stock Option and Compensation Plan (the "1992 Plan") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives. The Plan also permits the Committee to grant stock options to key personnel. Options become exercisable based upon criteria established by the Company. In October 1998, the Board also adopted the 1998 Non-Executive Stock Option Plan (the "1998 Plan") pursuant to which 200,000 shares of Common Stock were reserved for issuance for grants to Company employees who are not executive officers of the Company. In March 1999, the Board approved an increase in the number of shares reserved for issuance under the 1998 Plan to an aggregate of 350,000.

         The Compensation Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Compensation Committee.

         In October 1998, in connection with promoting Barrett V. Johnson as the Company's Chief Operating Officer, the Company issued to Mr. Johnson options to purchase 50,000 shares of the Company's Common Stock, exercisable at $2.00 per share. These options were repriced in December 1998 to $1.125 per share.

         In December 1998, the Compensation Committee approved a policy pursuant to which employees, including executive officers, having options granted under the 1992 Plan were entitled to cancel and exchange such options for the same amount of options having an exercise price equal to the average closing price of the Company's Common Stock on the date of exchange. Additionally, each December 1998 replacement grant of options contained a new vesting schedule pursuant to which shares that had already vested remained vested and the vesting date of one-half of all unvested options was extended by 12 months. Options to purchase 783,050 shares of Common Stock were exchanged for options to purchase 783,050 shares of Common Stock pursuant to this policy.

         The Compensation Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company.

Prior to the issuing replacement grants, the exercise price of all of the outstanding options held by employees was in excess of the market price, and the Committee believed that such options were no longer an effective tool to encourage employee retention or to motivate high levels of performance. The replacement grant program was generally available to all executive officers and employees of the Company.

         -CEO COMPENSATION

         Pursuant to an employment agreement with the Company, the Company pays Mr. Stevenson a base salary of $250,000. For reasons indicated above in this report, the Compensation Committee did offer Mr. Stevenson the opportunity to exchange his existing stock options for replacement grants pursuant to the repricing policy approved for all employees and paid Mr. Stevenson a $70,000 bonus in Fiscal 1998.

         To date, no executive officer of the Company has received compensation that exceeds $1 million per year.



                                         LYLE BERMAN

STOCK PERFORMANCE GRAPH

         The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's Common Stock price in the period from July 30, 1993 to December 31, 1998, to the S&P 500 Stock Index and to a "peer group" index created by the Company over the same period. The "peer group" index consisted of the common stock of: Acres Gaming, Inc., Alliance Gaming, Casino Data Systems, International Game Technology, Mikohn Gaming Corp., Shuffle Master, Inc. and WMS Industries. The presentation assumes that the value of an investment in each of the Company's Common Stock, the S&P 500 Index, and the peer group index was $100 on July 30, 1993, and that any dividends paid were reinvested in the same security.


                          TOTAL RETURN TO STOCKHOLDERS
                      (ASSUMES $100 INVESTMENT ON 7/30/93)


                              [PLOT POINTS CHART]

----------------------------------------------------------------------------------------------------------------
TOTAL RETURN ANALYSIS
                          7/30/93     7/27/94      12/31/94     12/29/95     12/31/96     12/31/97     12/31/98
----------------------------------------------------------------------------------------------------------------

INNOVATIVE GAMING         $ 100.00    $  58.00     $  31.50     $  57.00     $  47.00     $  18.00     $   8.00
----------------------------------------------------------------------------------------------------------------
PEER GROUP                $ 100.00    $  64.53     $  59.08     $  61.89     $  75.33     $ 100.86     $ 104.61
----------------------------------------------------------------------------------------------------------------
S&P 500                   $ 100.00    $ 105.14     $ 106.74     $ 146.81     $ 180.49     $ 240.69     $ 309.47
----------------------------------------------------------------------------------------------------------------

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from Bloomberg Financial Markets.

                                  OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors held four meetings during Fiscal 1998. The Company has a Compensation Committee presently consisting of Mr. Lyle Berman and an Audit Committee presently consisting of Mr. Berman, but does not have a nominating committee of the Board of Directors. Prior to December 1998, Mr. Paul
A. Bible was a member of the Board of Directors, the Compensation Committee and the Audit Committee of the Company. In December 1998, Mr. Bible resigned from the Board of Directors, the Compensation Committee and the Audit Committee. Prior to May 1998, Mr. Ronald M. Zideck was a member of the Board of Directors, the Compensation Committee and the Audit Committee of the Company. Messrs. Zideck and Ronald A. Johnson have agreed to serve on the Audit Committee and Messrs. Zideck and Leo V. Seevers have agreed to serve on the Compensation Committee if elected to the Board of Directors at the 1999 Annual Meeting of Shareholders.

         The Company's Compensation Committee did not meet during 1998, but did take action pursuant to written actions during 1998. The Compensation Committee administers the 1992 Stock Option and Compensation Plan and the 1998 Non-Executive Employee Stock Option Plan. The Company's Audit Committee, did not meet during 1998, but did take action pursuant to written actions during 1998.

INDEPENDENT ACCOUNTANTS

         During October 1998, Arthur Andersen LLP resigned as independent public accountants for the Company and the Company retained Kafoury & Armstrong & Co. in their place. Representatives of Kafoury & Armstrong & Co. are expected to be present at the 1999 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during the year ended December 31, 1998 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            PROPOSALS OF SHAREHOLDERS

         All proposals of shareholders intended to be presented at the 2000 Annual Meeting of Shareholders of the Company must be received by the Company at its executive offices on or before December 17, 1999.

         On May 21, 1998, the Securities and Exchange Commission amended Rule 14a-4 of the Securities Exchange Act of 1934. The amendment governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the shareholder has not sought to include in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement of a shareholder proposal, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

         With respect to the Company's 2000 Annual Meeting of Shareholders, if the Company is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in the Company's proxy statement by March 2, 2000, the management proxies will be allowed to use their discretionary authority as outlined above.

SOLICITATION

         The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition officers and regular employees of the Company may solicit proxies personally, by telephone, by telegram or by special letter.

         The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                       By Order of the Board of Directors

                                       INNOVATIVE GAMING CORPORATION OF AMERICA




                                       Scott H. Shackelton
                                       Secretary

                                 (FORM OF PROXY)

                    INNOVATIVE GAMING CORPORATION OF AMERICA
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - MAY 28, 1999

         The undersigned, a shareholder of Innovative Gaming Corporation of America, hereby appoints Edward G. Stevenson and Scott H. Shackelton, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Innovative Gaming Corporation of America to be held at the Company's headquarters at 4725 Aircenter Circle, Reno, Nevada 89502, on Friday, May 28, 1999, at 10:00 a.m., and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

         1.       Election of Directors:

                  [ ]  FOR all nominees             [ ]  WITHHOLD AUTHORITY
                  (except as marked to the contrary below)

                     Edward G. Stevenson, Lyle Berman, Ronald R. Zideck,
                              Ronald A. Johnson, Leo V. Seevers

INSTRUCTION:         To withhold authority to vote for any individual nominee
                     write that nominee's name on the space provided below.

                     ---------------------------------------------------

         2. Such other business as may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposal set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director.


                                        Dated ______________, 1999

                                        ________________________________________

                                        (Shareholder must sign exactly as the
                                        name appears at left. When signed as a
                                        corporate officer, executor,
                                        administrator, trustee, guardian, etc.,
                                        please give full title as such. Both
                                        joint tenants must sign.)